Exhibit 99.1

Press Release

Assured Guaranty Ltd. Reports First Quarter 2009 Net Income of

$85.5 Million ($0.93 per diluted share) and

Operating Income of $63.4 Million ($0.69 per diluted share)

Hamilton, Bermuda, May 7, 2009 – Assured Guaranty Ltd. (NYSE: AGO) (“Assured” or “the Company”) today reported financial results for the quarter ended March 31, 2009 (“first quarter 2009”) of $85.5 million ($0.93 per diluted share), an increase of $254.7 million over a net loss of $169.2 million ($2.09 per diluted share) in first quarter 2008.  The improvement in Assured’s first quarter 2009 net income from the prior year period was due to a $66.9 million improvement in pre-tax underwriting results as well as significant improvement in after-tax unrealized losses on credit derivatives compared to the prior year.

First quarter 2009 operating income, a financial measure that is not in accordance with U.S. Generally Accepted Accounting Principles (“non-GAAP financial measure”), was $63.4 million ($0.69 per diluted share), a $57.2 million increase from the Company’s first quarter 2008 operating income of $6.2 million ($0.08 per diluted share).  See the “Explanation of Non-GAAP Financial Measures” section of this press release for a definition of operating income and other non-GAAP financial measures referenced in this press release.  First quarter 2009 net income and operating income included a $26.9 million ($0.30 per diluted share) net gain from items that did not affect prior period results.

 “First quarter 2009 included several notable accomplishments for Assured,” commented Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd.  “First, we received all the required regulatory approvals for our acquisition of Financial Security Assurance Holdings Ltd. during the quarter, putting us on track to close the transaction in second quarter 2009.  Second, we closed the CIFG reinsurance transaction, reflective of our dual direct and reinsurance strategy and our ability to negotiate and close these portfolio transactions when they become available.  Finally, our public finance business continued to flourish, achieving 11% new issue market penetration in the quarter.”

“We regret, however, that on May 4, 2009, Fitch downgraded Assured’s debt and financial strength ratings based on their more pessimistic outlook for our residential mortgage-backed and trust preferred securities,” continued Mr. Frederico.  “We believe their actions were premature as the Fitch model, like those of other rating agencies, is extremely sensitive to slight changes in assumptions.  In addition, Fitch expects the FSA acquisition to be capital accretive.  We are experiencing a very volatile real estate and mortgage market and we believe that their analysis would benefit from more seasoning, given the wide difference between actual experience and their projections and the potential benefit of the federal government’s economic stimulus and mortgage programs.  Both Standard & Poor’s and Moody’s are also in the process of reviewing their stress loss estimates for our portfolio.  It is our belief that the financial guaranty industry would benefit from consistent and experienced-based stress testing, such as the Federal Reserve’s new stress test for banks, to establish credible and sustainable capital requirements for our industry.”

Table 1: Reconciliation of Net Income (Loss) to Operating Income

($ in millions)

	1Q-09	1Q-08
Net income (loss)	$85.5	$(169.2)
Less: After-tax realized (losses) gains on investments	(17.1)	0.4
Less: After-tax unrealized (losses) gains on credit derivatives(1)	39.1	(175.8)
Operating income	$63.4	$6.2

Weighted average shares outstanding (in millions)(2):
Basic shares outstanding - GAAP	90.8	80.0
Diluted shares outstanding - GAAP	91.2	80.0
Diluted shares outstanding - non-GAAP	91.5	81.3

Per diluted share(2),(3)

	1Q-09	1Q-08
Net income (loss)	$0.93	$(2.09)
Less: After-tax realized (losses) gains on investments	(0.19)	—
Less: After-tax unrealized (losses) gains on credit derivatives(1)	0.43	(2.20)
Operating income	$0.69	$0.08

(1)

The quarter ended March 31, 2009 included a fair value after-tax gain of $12.8 million, or $0.14 per diluted share related to Assured Guaranty Corp.’s committed capital securities. The quarter ended March 31, 2008 included a fair value after-tax gain of $5.5 million, or $0.07 per diluted share, related to Assured Guaranty Corp.’s committed capital securities.

(2)

Effective January 1, 2009, the Company adopted FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP”), which clarifies that share-based payment awards that entitle their holders to receive nonforfeitable dividends or dividend equivalents before vesting should be considered participating securities and shall be included in the calculation of basic and diluted earnings per share (“EPS”). Upon retrospective adoption of the FSP, Assured increased previously reported diluted EPS by $0.02 for the Q1 2008. Operating income, a non-GAAP financial measure, for both periods is positive, therefore the per diluted share calculation ignores the effect of the FSP and includes the effect of dilutive securities.

(3)	Q1 2009 amount includes $73.6 million of net earned premium from cancellation of certain UK deals. It had operating income effect of $53.7 million, or $0.59 per diluted share.

Financial Accounting Standard No. 163:

On January 1, 2009, the Company adopted Financial Accounting Standard No. 163 (“FAS 163”) and recorded a $19.4 million increase in shareholders’ equity at March 31, 2009 due to the cumulative effect for change in accounting principle.  See “Change in Accounting Principle Effective in First Quarter 2009” section for more information about FAS 163.

Table 2: Shareholders’ Equity(1)

(amounts in millions, except per share data)

	As of
	March 31, 2009	December 31, 2008	% Change
Book value(2)	$2,025.6	$1,926.2	5%
Plus: Net unearned premium reserve, after tax(3)	1,825.2	1,033.4	77%
Plus: Net unearned revenue on credit derivatives, after tax(4)	16.4	17.6	(7)%
Plus: Net present value of estimated future installment premiums in-force, after tax	382.0	708.3	(46)%
Less: Deferred acquisition costs (DAC), after tax	362.7	261.6	39%
Adjusted book value	$3,886.5	$3,423.9	14%

Shares outstanding at the end of period (in millions)	90.1	91.0	(1)%

Book value per share outstanding:
Book value(2)	$22.48	$21.18	6%
Plus: Net unearned premium reserve, after tax(3)	20.25	11.36	78%
Plus: Net unearned revenue on credit derivatives, after tax(4)	0.18	0.19	(5)%
Plus: Net present value of estimated future installment premiums in-force, after tax	4.24	7.79	(46)%
Less: DAC, after tax	4.02	2.87	40%
Adjusted book value	$43.12	$37.65	15%

Book value per share, excluding AOCI and net unrealized mark-to-market gains (losses) on derivatives(5)	$26.34	$25.43	4%
Adjusted book value per share, excluding AOCI and net unrealized mark-to-market gains (losses) on derivatives(5)	$46.99	$41.91	12%

(1) Some amounts may not add due to rounding.

(2) The Company adopted FAS No. 163 “Accounting for Financial Guarantee Insurance Contracts” (“FAS 163”) effective

January 1, 2009.  This had an impact of $19.4 million, or $0.22 per share on March 31, 2009 book value.

(3) Unearned premium reserve (UPR) less pre-paid reinsurance premiums, after tax.

(4) Unearned revenue less pre-paid reinsurance premiums on credit derivatives, after tax.

(5) Net unrealized losses on credit derivatives consist of the net after-tax fair value components of the Company’s contracts written in credit derivative form, which are included in credit derivative assets or liabilities on the balance sheet, of $396.4 million at March 31, 2009 and $422.7 million at December 31, 2008 and of Assured Guaranty Corp.’s committed capital securities of $46.0 million at March 31, 2009 and $33.2 million at December 31, 2008.  Also, represents a fair value component of the Company’s credit derivative contracts, which are included in credit derivative asset or liability line on the balance sheet, and committed capital securities.

Shareholders’ Equity:

Assured’s shareholders’ equity at March 31, 2009 was $2,025.6 million, an increase of 5% from $1,926.2 million at December 31, 2008.  The Company’s first quarter 2009 net income of $85.5 million and the $19.4 million after-tax gain ($0.22 per share) from the cumulative effect of accounting change due to the adoption of FAS 163, effective January 1, 2009, were the principal factors for the increase in shareholders’ equity.  The Company’s book value per share was $22.48, up 6% compared to $21.18 at December 31, 2008.  Shareholders’ equity excluding accumulated other comprehensive income, mark-to-market unrealized losses on credit derivatives, and the fair value gain on Assured Guaranty Corp.’s committed capital securities was $2,374.2 million, up 3% from $2,312.9 million at December 31, 2008.  Shareholders’ equity per share excluding these items was $26.34 per share at March 31, 2009, an increase of 4% from $25.43 at December 31, 2008.

Assured’s adjusted book value, a non-GAAP financial measure, was $43.12 per share at March 31, 2009, an increase of 15% over adjusted book value of $37.65 per share at December 31, 2008.  The Company’s increase in book value and net after-tax unearned premium reserve during the quarter were the primary drivers of the growth in adjusted book value.  Adjusted book value per share excluding net unrealized losses on credit derivatives, fair value gain on Assured Guaranty Corp.’s committed capital securities and accumulated other comprehensive income was $46.99 at March 31, 2009, an increase of 12% from $41.91 per share at December 31, 2008.

Present Value of Financial Guaranty and Credit Derivative Gross Written Premiums:

Assured’s first quarter 2009 new business production as measured by the present value of financial guaranty and credit derivative gross written premiums (“PVP”), a non-GAAP financial measure, was $221.7 million, a 20% decrease from first quarter 2008, principally due to the decline in U.S. structured finance and international new business volume in the financial guaranty direct segment.

“New business production was up 50% in the U.S. public finance new issue market, helping offset the continued weak level of new issuance activity in the structured finance and international markets,” commented Mr. Frederico.  “April public finance activity was strong as well.  Through April 30th, our U.S. public finance new issue market share was 10.5%.  With respect to the structured finance and international markets, we continue to evaluate transactions for various types of collateral and revenue streams.  However, there are limited new issue opportunities due to market conditions and we have continued to exercise our strict underwriting standards.  Investors should know that we have also adjusted our underwriting standards for public finance to include further economic pressure and falling municipal revenues.  Consistent with our underwriting discipline, 89% of the U.S. public finance credits that we underwrote in first quarter 2009 were rated A or better on our internal rating scale.”

The financial guaranty direct segment’s first quarter 2009 PVP was $130.9 million, down 49% from first quarter 2008 for the reasons referenced above with respect to the structured finance market.  Assured’s results were comparatively strong in light of the limited new issue activity in the global structured finance markets.  The Company generated $119.6 million of U.S. public finance new issue business, a 50% increase.  Total U.S. public finance PVP was $126.8 million, up 3%, as new issue activity was largely offset by lower secondary market PVP, which was $7.2 million in first quarter 2009, down from the unusually high level of $43.5 million in first quarter 2008.  Due to market conditions and Assured’s credit underwriting standards, first quarter 2009 U.S. structured finance PVP was $2.4 million while international was $1.7 million, compared to $71.3 million and $60.5 million, respectively, in first quarter 2008.

Table 3: Analysis of PVP and GWP(1)

($ in millions)

	Quarter Ended March 31,		%
Gross written premiums (“GWP”) analysis:	2009	2008	Change
Present value of financial guaranty and credit derivative GWP (“PVP”)
Financial guaranty direct
U.S. public finance	$126.8	$123.3	3%
U.S. structured finance	2.4	71.3	(97)%
International	1.7	60.5	(97)%
Total financial guaranty direct	130.9	255.2	(49)%
Financial guaranty reinsurance(2)	90.8	21.4	324%
Total PVP	221.7	276.6	(20)%
Less: PVP of credit derivatives	2.4	93.4	(97)%
PVP of financial guaranty GWP	219.3	183.2	20%
Less: Financial guaranty installment premium PVP	11.6	36.1	(68)%
Total: Financial guaranty upfront GWP	207.7	147.1	41%
Plus: Financial guaranty installment GWP	—	24.7	NM
Plus: Financial guaranty installment PVP adjustment(3)	27.1	—	NM
Total financial guaranty GWP	234.8	171.8	37%
Plus: Mortgage guaranty segment GWP	—	0.5	NM
Plus: Other segment GWP	0.0	3.5	NM
Total GWP	$234.8	$175.8	34%

(1) Some amounts may not add due to rounding.

(2) Due to reporting lags by Assured’s ceding companies, PVP for treaty reinsurance installment premiums in the Company’s financial guaranty reinsurance segment is reported on a one-quarter lag.

(3) Q1 2009 amount represents the difference in management estimates for the discount rate applied to future installments as well as the estimated term for future installments compared to FAS 163.

NM = Not meaningful

First quarter 2009 financial guaranty reinsurance PVP was $90.8 million, a 324% increase over first quarter 2008 due to the portfolio reinsurance transaction for $13 billion of U.S. public finance par from CIFG Assurance North America, Inc. (“CIFG NA”) that closed in January 2009.  Assured did not record any new business production from other contracts or transactions in the quarter, given the limited new business activity at other financial guaranty insurance companies.  The financial guaranty reinsurance segment’s new business opportunities in the current environment are generally limited to portfolio reinsurance transactions, such as the CIFG NA transaction.

Income Statement:

First quarter 2009 net earned premiums were $148.4 million, a 217% increase from first quarter 2008 of $46.8 million, principally due to accelerated net earned premiums in the financial guaranty direct segment.  Consolidated net earned premiums excluding the accelerated net earned premiums in the financial guaranty direct segment were $74.8 million for first quarter 2009, an increase of 60% from first quarter 2008, and reflect growth in both the financial guaranty segments.

Financial guaranty direct net earned premiums excluding the $73.6 million ($0.59 per diluted share) of accelerated net earned premiums grew by 61% to $27.9 million in the quarter while net credit derivative premiums earned were $28.4 million, up 4%.  The growth was driven by a significant increase in public finance net earned premiums, which rose from $2.8 million in first quarter 2008 to $10.7 million in first quarter 2009, while structured finance net earned premium increased from $11.3 million to $14.4 million over the same period.  The $73.6 million in accelerated net earned premiums resulted from the early expiration of insured exposures.

Assured’s financial guaranty reinsurance segment reported net earned premiums of $46.2 million, up 66% from $27.8 million in first quarter 2008 due to the growth in the segment’s book of business over the last year, additional net earned premiums from the closing of the CIFG reinsurance transaction and an increase in net earned premiums from refundings.  The CIFG reinsurance transaction, which closed in January 2009, had an effective date of October 31, 2008 and therefore the segment’s first quarter 2009 results include five months of net earned premiums from this transaction.  The financial guaranty reinsurance segment’s net earned premiums from refundings were $16.7 million ($11.0 million after tax or $0.12 a share) in first quarter 2009 as compared to $2.4 million ($1.2 million after tax or $0.02 per diluted share) in first quarter 2008.

Table 4: Analysis of Revenues

($ in millions)	1Q-09	1Q-08	% Change
Revenues
Net earned premiums(1)	$148.4	$46.8	217%
Net investment income	43.6	36.6	19%
Realized gains and other settlements on credit derivatives	29.7	27.6	8%
Incurred losses on credit derivatives(2)	(1.0)	(3.2)	(69)%
Other income	0.9	—	NM
Total revenues included in operating income(3)	$221.6	$107.8	106%

(1) The Company adopted FAS No. 163 effective January 1, 2009.

(2) Reflects case and portfolio loss and loss adjustment expenses incurred for contracts written in credit derivative form.

(3) Revenues included in operating income.  See “Explanation of Non-GAAP Financial Measures” section of this press release.

NM = Not meaningful

Assured’s first quarter 2009 net investment income rose to $43.6 million, an increase of 19% compared to first quarter 2008, due to higher average invested asset balances and an increase in pre-tax book yields to 5.0% at March 31, 2009 versus 4.7% at March 31, 2008.

Realized gains and other settlements on credit derivatives increased 8% to $29.7 million in first quarter 2009 due to an increase in earned premiums related to contracts written in credit derivative form.

The Company’s incurred gains or losses on credit derivatives, which reflect the change in loss reserves, were a loss of $1.0 million in first quarter 2009, reflecting additional reserves on U.S. residential mortgage-backed securities (“RMBS”) contracts written in credit derivative form, compared to a first quarter 2008 loss of $3.2 million.

Table 5: Expense Analysis

($ in millions)

Expenses	1Q-09	1Q-08	% Change
Loss and loss adjustment expenses	$79.8	$55.1	45%
Profit commission expense	0.3	1.2	(75)%
Acquisition costs	23.4	11.9	97%
Other operating expenses	32.3	28.6	13%
Interest and related expenses	7.2	6.6	9%
Total expenses	$143.0	$103.4	38%

First quarter 2009 pre-tax loss and loss adjustment expenses totaled $79.8 million and included $44.4 million for U.S. RMBS exposures in the financial guaranty segments and $30.0 million ($26.7 million after tax or $0.29 per diluted share) in loss reserves in the mortgage guaranty segment.  Included in the $44.4 million of loss reserves for U.S. RMBS exposures in the financial guaranty segments was $18.7 million of incurred losses for home equity line of credit (“HELOC”) exposures in the financial guaranty reinsurance segment.

Acquisition costs, which primarily consist of ceding commissions and operating expenses that are related to the acquisition of new business, were $23.4 million, up 97% compared to $11.9 million in first quarter 2008.  The growth of net earned premiums over the prior year period increased the amount of deferred acquisition costs recognized in the quarter, which are largely associated with ceding commission expenses for the financial guaranty reinsurance segment.

Other operating expenses were $32.3 million in first quarter 2009, a 13% increase from $28.6 million in first quarter 2008, due to FSA acquisition-related expenses.

Interest and other expenses were $7.2 million in first quarter 2009, an increase of 9% over the prior period, because of an increase in the interest rate margin on the Company’s committed capital securities that occurred in April 2008.

Assured recorded a $15.2 million provision for income taxes in first quarter 2009 versus a benefit of $1.8 million in first quarter 2008.  The Company’s increased operating income resulted in the higher income tax provision for first quarter 2009.

Update on Acquisition of Financial Security Assurance Holdings Ltd.:

On November 14, 2008, Assured announced that it had reached a definitive agreement with subsidiaries of Dexia S.A. to purchase Financial Security Assurance Holdings Ltd. (“FSA”), the parent company of Financial Security Assurance Ltd.  The purchase price to be paid by Assured was valued at $722 million at the time of the announcement, consisting of $361 million in cash and up to 44,567,901 common shares of Assured ($8.10 per share closing price on November 13, 2008) or additional cash in lieu of stock.  The definitive agreement provides that Assured will be indemnified against exposure to FSA’s Financial Products segment, which includes its guaranteed investment contract business.  On March 25, 2009, Assured announced that it had received all the regulatory approvals required for the transaction.  The Company is currently awaiting the results of the rating agencies’ review of the acquisition, including the separation of FSA’s financial products segment, and is required to complete the acquisition within 45 days of the completion of various closing conditions and the receipt of those reviews if the rating agencies conclude that the acquisition of FSA will not result in a downgrade of Assured’s insurance financial strength ratings.

Conference Call and Webcast Information:

The Company will host a conference call for investors and analysts on Friday, May 8, 2009 at 9:00 a.m. Atlantic Time (8:00 a.m. Eastern Time).  The conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at http://www.assuredguaranty.com or by dialing 800-299-7098 (in the U.S.) or 617-801-9715 (International), passcode 79046704.  A replay will be available two hours after the conclusion of the call through Monday, June 8, 2009.  To listen to the replay dial: 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 58647428.

Please refer to Assured’s First Quarter 2009 Financial Supplement, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/ltd/financial.aspx, for more information on the Company’s individual segment performance, financial guaranty portfolios, investment portfolio and other items.  The Company has also posted on its website Assured’s Financial Guaranty Direct Segment’s U.S. and International Structured Finance Transaction List as of March 31, 2009 and a new disclosure that lists Assured Guaranty Corp.’s Financial Guaranty Direct Segment’s New Issue U.S. Public Finance Closings for the period of February 1, 2009 to April 30, 2009.  Assured expects to file its Form 10-Q filing for the period ended March 31, 2009 with the U.S. Securities and Exchange Commission by the close of business on Monday, May 11, 2009.

# # #

Assured Guaranty Ltd. is a publicly-traded Bermuda-based holding company.  Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information on Assured and its subsidiaries can be found at www.assuredguaranty.com.

Assured Guaranty Ltd.

Consolidated Income Statements*

(dollars in millions)

	Quarter Ended
	March 31,
	2009	2008

Revenues
Net earned premiums (1)	$148.4	$46.8
Net investment income	43.6	36.6
Realized gains and other settlements on credit derivatives	29.7	27.6
Incurred losses on credit derivatives	(1.0)	(3.2)
Other income	0.9	—
Total revenues	221.6	107.8

Expenses
Loss and loss adjustment expenses (1)	79.8	55.1
Profit commission expense	0.3	1.2
Acquisition costs (1)	23.4	11.9
Other operating expenses	32.3	28.6
Interest and related expenses	7.2	6.6
Total expenses	143.0	103.4

Operating income before provision (benefit) for income taxes	78.6	4.4
Total provision (benefit) for income taxes	15.2	(1.8)
Operating income (b)	63.4	6.2

Plus: Realized (losses) gains on investments, after tax	(17.1)	0.4
Plus: Unrealized gains (losses) on credit derivatives, after tax (2)	39.1	(175.8)
Net income (loss)	$85.5	$(169.2)

(1) The Company adopted FAS No. 163 effective January 1, 2009.

(2) The quarters ended March 31, 2009 and 2008 included a fair value after-tax gain of $12.8 million, or $0.14 per diluted share, and $5.5 million, or $0.07 per diluted share, respectively, related to Assured Guaranty Corp.’s committed capital securities.

* Some amounts may not add due to rounding.

Assured Guaranty Ltd.

Consolidated Balance Sheets *

	As of :
	March 31,	December 31,
	2009	2008

Assets
Fixed maturity securities, at fair value	$3,176.2	$3,154.1
Short-term investments, at cost which approximates fair value	616.8	477.2
Total investments	3,793.0	3,631.3

Cash and cash equivalents	19.3	12.3
Accrued investment income	34.3	32.8
Deferred acquisition costs (1)	382.5	288.6
Prepaid reinsurance premiums (1)	23.7	18.9
Reinsurance recoverable on ceded losses (1)	7.8	6.5
Premiums receivable (1)	748.4	15.7
Goodwill	85.4	85.4
Credit derivative assets	149.8	147.0
Deferred tax asset (1)	117.6	129.1
Current income taxes receivable	—	21.4
Salvage recoverable (1)	120.5	80.2
Committed capital securities, at fair value	70.7	51.1
Other assets	35.3	35.3
Total assets	$5,588.3	$4,555.7

Liabilities and shareholders’ equity
Liabilities
Unearned premium reserves (1)	$2,153.3	$1,233.7
Reserves for losses and loss adjustment expenses (1)	222.6	196.8
Profit commissions payable	7.8	8.6
Reinsurance balances payable (1)	22.7	18.0
Current income taxes payable	4.6	—
Funds held by Company under reinsurance contracts	31.0	30.7
Credit derivative liabilities	706.8	733.8
Senior notes	197.5	197.4
Series A Enhanced Junior Subordinated Debentures	149.8	149.8
Other liabilities	66.9	60.8
Total liabilities	3,562.7	2,629.5

Shareholders’ equity
Common stock	0.9	0.9
Additional paid-in capital	1,284.1	1,284.4
Retained earnings (1)	738.8	638.1
Accumulated other comprehensive income	1.8	2.9
Total shareholders’ equity	2,025.6	1,926.2

Total liabilities and shareholders’ equity	$5,588.3	$4,555.7

(1) The Company adopted FAS 163 effective January 1, 2009.

*    Some amounts may not add due to rounding.

Change in Accounting Principle Effective in First Quarter 2009:

On January 1, 2009, the Company adopted FAS 163 and recorded a $19.4 million increase in shareholders’ equity at March 31, 2009 due to the cumulative effect for change in accounting principle.  The cumulative effect of the accounting change affected the Company’s unearned premium reserve, loss and loss adjustment expense reserve and deferred acquisition costs, as well as the Company’s categories for credits that require a reserve.  A brief summary of the effect of the adoption of FAS 163 on select GAAP financial measures is provided below.

FAS 163 mandates the accounting changes proscribed by the statement be recognized by the Company as a cumulative effect adjustment to retained earnings as of January 1, 2009. The impact of adopting FAS 163 on the Company’s balance sheet was as follows:

(dollar in thousands)	December 31, 2008 As reported	Transition Adjustment	January 1, 2009 Per FAS 163
ASSETS:
Deferred acquisition costs	$288,616	$101,836	$390,452
Prepaid reinsurance premiums	18,856	6,625	25,481
Reinsurance recoverable on ceded losses	6,528	(1,184)	5,344
Premiums receivable	15,743	721,438	737,181
Deferred tax asset	129,118	(7,743)	121,375
Salvage recoverable	80,207	6,917	87,124
Total assets	4,555,707	827,889	5,383,596

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Unearned premium reserves	$1,233,714	$827,653	$2,061,367
Reserves for losses and loss adjustment expenses	196,798	(25,379)	171,419
Reinsurance balances payable	17,957	6,172	24,129
Total liabilities	2,629,485	808,446	3,437,931
Retained earnings	638,055	19,443	657,498
Total shareholders’ equity	1,926,222	19,443	1,945,665
Total liabilities and shareholders’ equity	4,555,707	827,889	5,383,596

A summary of the effects of FAS 163 on the balance sheet amounts above is as follows:

•                 Deferred acquisition costs increased to reflect commissions on future installment premiums related assumed reinsurance policies.

•                 Premium receivable increased to reflect the recording of the net present value of future installment premiums discounted at a risk-free rate.  Reinsurance balances payable increased correspondingly for those amounts ceded to reinsurers.

•                 Unearned premium reserves increased to reflect the recording of the net present value of future installment premiums discounted at a risk-free rate and the change in the premium earnings methodology to the effective yield method proscribed by FAS 163.  Prepaid reinsurance premiums increased correspondingly for those amounts ceded to reinsurers.

•                 Reserves for losses and loss adjustment expenses decreased to reflect the release of the

Company’s portfolio reserves on fundamentally sound credits partially offset by an increase in case reserves calculated based on probability weighted cash flows discounted at a risk free rate instead of based on a single case best estimate reserve discounted based on the after-tax investment yield of the Company’s investment portfolio (6%).   Reinsurance recoverable on ceded losses decreased correspondingly.  Salvage recoverable increased to reflect the change in discount rates.

•                 Deferred tax asset decreased to reflect the deferred tax effect of the above items.

•                 Retained earnings as of January 1, 2009 increased to reflect the net effect of the above adjustments.

The adoption of FAS 163 had the effect, among the other items discussed above, of changing the Company’s revenue recognition for earned premiums.  The level of net earned premiums for first quarter 2009 are substantially comparable under the current and the previous methodology and the adoption of FAS 163 did not have a material effect on net earned premiums in first quarter 2009.  The Company does not expect a material difference between the level of net earned premiums that will be recognized in future quarters under FAS 163 and the level of net earned premiums that would have been recognized in future quarters under Assured’s prior methodology.

FAS 163 also required the Company to include in its unearned premium reserve the net present value of estimated future installment premiums on contracts written in financial guaranty form, which had not been previously recorded in Assured’s unearned premium reserve.  However, the net present value of estimated future installment premiums on contracts written in CDS form are not included in the Company’s unearned premium reserve.

The Company’s adoption of FAS 163 also changed the Company’s loss reserving and incurred loss expense methodology.  Under its previous methodology, the Company established portfolio loss reserves for all credits including those that it classified as “fundamentally sound” and portfolio and case loss reserves for credits that the Company had placed on its Closely Monitored Credits list.  Under FAS 163, the Company may only establish loss reserves for impaired credits.  However, because prior period financial statements were not restated due to FAS 163, first quarter 2009 loss and loss adjustment reserves and incurred loss and loss adjustment expenses were prepared on a different basis than prior accounting periods.  As a result, neither loss and loss adjustment expense reserves nor loss and loss adjustment expenses for first quarter 2009 and future quarters of 2009 are directly comparable to those items in 2008 and prior years.

Explanation of Non-GAAP Financial Measures:

This press release references several non-GAAP financial measures to assist analysts and investors in evaluating Assured’s financial results.  These non-GAAP financial measures are defined in the “Explanation of Non-GAAP Financial Measures” section of the press release.  In each case, the most directly comparable GAAP financial measure, if available, is presented and a reconciliation of the non-GAAP financial measure and GAAP financial measure is provided.  This presentation is consistent with how Assured’s management, analysts and investors evaluate the Company’s financial results and is comparable to estimates published by analysts in their research reports on Assured.  The non-GAAP financial measures included in this press release are: operating income, present value of financial guaranty and credit derivative gross written premiums (“PVP”), net present value of estimated future installment premiums in force and adjusted book value.  The following paragraphs define each non-GAAP financial measures presented in this press release and describe why they are useful for investors.

Operating income, which is a non-GAAP financial measure, is defined as net income (loss) excluding: (i) after-tax realized gains (losses) on investments; (ii) after-tax unrealized gains (losses) on credit derivatives, and (iii) the fair value adjustment of the Company’s committed capital securities, other than the Company’s net estimate of after-tax losses incurred on credit derivatives. Management believes that operating income is a useful measure for management, investors and analysts because the presentation of operating income enhances the understanding of Assured’s results of operations by highlighting the underlying profitability of Assured’s business. Realized gains (losses) on investments and unrealized gains (losses) on credit derivatives and the fair value adjustment of the Company’s committed capital securities, other than incurred losses on credit derivatives, are excluded because the amount of these gains (losses) is heavily influenced by, and fluctuates, in part, according to changes in market interest rates, credit spreads and other factors that management cannot control or predict. This measure should not be viewed as a substitute for net income (loss) determined in accordance with GAAP.

Present value of financial guaranty and credit derivative gross written premiums, or PVP, which is a non-GAAP financial measure, is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, on insurance and credit derivative contracts written in the current period, discounted at 6% per year. Management believes that PVP is a useful measure for management, investors and analysts because it permits the evaluation of the value of new business production for Assured by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period, whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlement on credit derivatives (“credit derivative revenues”) does not adequately measure. Management discounts estimated future installment premiums on insurance contracts for PVP at 6% per year, while under FAS 163 these amounts are discounted at a risk free rate.  Additionally, under FAS 163 management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the contract whereas for PVP management only records its estimate of the future installment premiums that it expects to receive based on the contractual terms of the transaction.  Actual future net earned or written premiums and credit derivative revenues may differ from PVP due to factors such as prepayments, amortizations, refundings, contract terminations or defaults that may or may not be influenced by market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors that management cannot control or predict. This measure should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.

Net present value of estimated future installment premiums in force, which is a non-GAAP financial measure, is defined as the present value of estimated future installment premiums from our credit derivative in-force books of business, net of reinsurance and discounted at 6%. Management believes that net present value of estimated future installment premiums in force is a useful measure for management, investors and analysts because it permits an evaluation of the value of future estimated credit derivative installment premiums. Estimated future premiums may change from period to period due to changes in par outstanding, maturity, or other factors that management cannot control or predict that result from market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors. There is no comparable GAAP financial measure.

Adjusted book value, which is a non-GAAP financial measure, is defined, subsequent to the adoption of FAS 163 in the first quarter of 2009, as shareholders’ equity (book value) plus the after-tax value of the unearned premium reserve, which includes estimated future installment premiums in force, discounted at the risk free rate, net of prepaid reinsurance premiums, the after-tax value of unearned premium on credit derivatives net of prepaid reinsurance premiums and the after-tax net present value of estimated future installment premiums on credit derivatives in force, less future ceding commissions, discounted at 6%, less after-tax deferred acquisition costs.

Adjusted book value, prior to the adoption of FAS 163, was defined as shareholders’ equity (book value) plus the after-tax value of the unearned premium reserve net of prepaid reinsurance premiums, the after-tax value of unearned premium on credit derivatives net of prepaid reinsurance premiums and the after-tax net present value of estimated future installment premiums in force, less future ceding commissions, discounted at 6%, less after-tax deferred acquisition costs.

Management believes that adjusted book value is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of the Company’s in force premiums and shareholders’ equity. The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults and other factors that management cannot control or predict. This measure should not be viewed as a substitute for book value determined in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward-looking statements, including its calculations of adjusted book value, present value of financial guaranty and credit derivative gross written premiums (“PVP”), net present value of estimated future installment premiums in force, total estimated net future premium earnings, and statements regarding capital losses, pricing, ratings, expenses and new business production could be affected by many events.  These events include rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments or volatility in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserves, investment losses, the availability of capital, changes in regulation or tax laws, governmental actions, natural catastrophes, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements that are made as of May 7, 2009.  Assured does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Equity Investors:	Fixed Income Investors:
Sabra Purtill, CFA	Michael Walker
Managing Director, Global Communications and Investor Relations	Director, Fixed Income Investor Relations
212-408-6044	212-261-5575
441-299-9375	mwalker@assuredguaranty.com
spurtill@assuredguaranty.com
Jason Falzon
Ross Aron	Vice President, Fixed Income Investor Relations
Associate, Investor Relations	212-408-6036
212-261-5509	jfalzon@assuredguaranty.com
raron@assuredguaranty.com

Media:
Ashweeta Durani
Vice President, Global Communications
212-408-6042
adurani@assuredguaranty.com